Exhibit 2.6

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this 18 day of November, 2025 by and between VASOHEALTHCARE IT Corp., a Delaware (“Company”), Vaso Corporation, a Delaware corporation (“Seller”) and Nano – X Imaging Inc., a company organized under the laws of the State of Delaware (“Purchaser”).

BACKGROUND

Seller owns 100 shares of common stock in the Company (the “Stock”), free and clear of any Liens. The Stock constitutes all (100%) of the outstanding equity interests of the Company. Seller desires to sell the Stock to Purchaser and Purchaser desires to purchase the Stock from Seller, all on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above recitals, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I. Sale of Stock

1.1 Purchase and Sale. Upon the terms and subject to all of the conditions set forth herein, on the Closing Date (as hereafter defined) Seller shall sell, transfer and convey to Purchaser, and Purchaser shall purchase from Seller, the Stock, free and clear of all Liens.

ARTICLE II. Purchase Price

2.1 Purchase Price. The purchase price to be paid by Purchaser to Seller, on the Closing Date, for the Stock shall be an amount equal to Two Hundred Thousand U.S. Dollars (US$200,000.00) (the “Closing Consideration Amount”). The Closing Consideration Amount shall be due and payable at Closing as follows:

(a) Purchaser shall pay all Closing Outstanding Indebtedness and Company Transaction Expenses, in immediately available funds, to the parties and in the amounts identified on the Closing Statement; and

(b) Purchaser shall pay to Seller an aggregate amount equal to the Closing Consideration Amount minus the Closing Outstanding Indebtedness and Company Transaction Expenses (“Seller’s Closing Payment”), in immediately available funds to an account designated by Seller.

(c) At least three (3) business days prior to the Closing, Seller shall provide Purchaser with a draft statement (the “Closing Statement”) which sets forth the Closing Outstanding Indebtedness, Company Transaction Expenses and the Seller’s Closing Payment, and the amounts and wire instructions for the distribution of all such funds, accompanied by such documentation and evidence with respect to all such payments to be made as Purchaser may reasonably require in order to evidence the same. The Purchaser shall have the right to review, comment on, and request reasonable changes to such statement, and the Seller shall incorporate all reasonable comments and changes requested by Purchaser.

2.2 Earnout. In addition to the Closing Consideration Amount, Seller may be entitled to receive additional consideration for the sale of the Stock upon the following terms and conditions (the “Earnout”): The aggregate amount payable in respect of the Earnout shall not exceed a total of US$600,000 under any circumstances, and shall be payable only for the two-year period following the Closing Date, and in accordance with the payment scheduled detailed in Schedule 2.2. No Earnout shall accrue for periods after the second anniversary of the Closing Date. Earnout shall be calculated as 10% of all revenues that should be recognized in accordance with GAAP from current Company customers (as of Closing), during the two-year earn-out period. Detailed metrics and calculation methodology shall be set forth in Schedule 2.2 hereto. Seller shall have standard audit rights to confirm the calculation of the earn-out, as detailed in Schedule 2.2.

2.3 Notwithstanding anything to the contrary, under no circumstances shall the Aggregate Consideration exceed Eight Hundred Thousand United States Dollars (US$800,000) in the aggregate.

ARTICLE III. Representations and Warranties

(a) Purchaser’s Representations and Warranties. Purchaser represents and warrants to the Company that:

(a) Status, Authority and Enforceability. Purchaser is a corporation duly organized, validly existing and currently subsisting under the laws of the State of Delaware. Purchaser has full power and authority to enter into and perform: (i) this Agreement; and (ii) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, “Purchaser’s Ancillary Documents”). This Agreement has been, and Purchaser’s Ancillary Documents will be, duly executed and delivered by a duly authorized representative of Purchaser. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes, and Purchaser’s Ancillary Documents when executed will constitute, the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in an action of law or a suit in equity.

(b) No Conflicts. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s Articles of Association, or of any order, writ, injunction, judgment or decree of any court or any Governmental Authority or of any arbitration award; (ii) violate any statute or administrative regulation; or (iii) violate any Material Contract or understanding to which Purchaser is a party or by which Purchaser is bound.

(c) No Broker’s Commission. Neither Purchaser, nor any of its shareholders, officers, directors, agents or representatives, has dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated hereby.

3.2 Seller’s Representations and Warranties. Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), the Seller represents and warrants to Purchaser that:

(a) Title to the Shares. Seller has, and on the Closing Date will have, complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Purchaser, and will transfer to Purchaser at the Closing, and Purchaser will acquire at the Closing, good, valid and marketable title to, the Stock, free and clear of any Lien. Seller further represents and warrants that no consent, approval, or authorization of any third party or Governmental Authority is required to be obtained by Seller for such transfer, except as has been duly obtained and provided to Purchaser prior to Closing. Seller holds 100% of the Stock, and the Stock constitutes all of the issued and outstanding equity interests and capital stock of the Company.

(b) Authority/Enforceability. Seller has full power and authority to enter into and perform: (i) this Agreement; and (ii) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, “Seller’s Ancillary Documents”). This Agreement has been, and Seller’s Ancillary Documents will be, duly executed and delivered by Seller. Seller is not required to obtain the consent of any other Person in connection with the execution of this Agreement or any of the Seller’s Ancillary Documents. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes, and Seller’s Ancillary Documents when executed will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in an action of law or a suit in equity.

(c) Corporate Organization.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to carry on its business as currently conducted, and to own the properties and assets it now owns. The Company does not own, or have any interest in, any shares or have an ownership interest in any other Person. The Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction where it is required to be so licensed or qualified to do business.

(ii) True, correct and complete copies of the Company’s incorporation deed and Bylaws, each as amended to date (the “Governing Documents”), have been delivered to Purchaser. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of any law or Governmental Order applicable to Seller or the Company; (b) except as set forth in Schedule 3.2(c), require the consent, notice or other action by any Person, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject or any Governmental Authorization affecting the properties, assets or business of the Company; or (c) result in the creation or imposition of any Lien on any properties or assets of the Company.

(iii) The Company has maintained its minute book, stock register and records in the ordinary course of its business and such instruments contain all formal proceedings of its owners, governing body and any committees thereof. The Company has made available to the Purchaser true, complete and correct copies of all such instruments.

(d) Capitalization.

(i) The authorized equity of the Company consists solely of one thousand (1,000) shares of common stock, of which one hundred (100) shares, which are entirely represented by the Stock, are issued and outstanding. The Stock is duly authorized, validly issued, fully paid, and nonassessable and was issued in accordance with all applicable laws. None of the Stock was issued in violation of any preemptive rights of any present or former owner of the Company. There are no outstanding agreements or commitments obligating the Company to issue, sell, or transfer any equity securities or rights to acquire equity securities.

(ii) Except for the Stock, (i) there are no shares of capital stock or other equity securities (as the term “equity security” is defined in the Securities Exchange Act of 1934, as amended) of the Company outstanding, (ii) there are no outstanding subscriptions, options, warrants or rights (including conversion or preemptive rights, rights of first refusal and phantom stock rights) to purchase or acquire any equity securities of, or other interest in, the Company, (iii) no equity securities of the Company are reserved for issuance for any purpose, and (iv) there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company or Seller is a party or by which the Company or Seller is bound relating to any shares of the capital stock or other equity securities of the Company (including the Stock), whether or not outstanding. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity securities of the Company.

(e) Subsidiaries. The Company does not own any capital stock or other equity securities of any other corporation or entity or have any other type of interest (whether ownership or other) in any other corporation, partnership, joint venture, limited liability company or other business organization or entity.

(f) Assets; Sufficiency and Condition.

(i) The assets on the Interim Financial Statements comprise all properties and assets used in or necessary for the conduct by the Company of its business, as currently conducted. All of the material tangible personal property reflected on the Interim Financial Statements, or acquired after the date thereof, located on the premises of Company or that is used in the operation of the Company’s business as currently conducted by Company is either (a) owned by Company, or (b) leased pursuant to valid leasehold interests, in each case free and clear of any Liens. All material assets of Company have been maintained in accordance with normal applicable industry practice, are in good operating condition and repair (except normal wear and tear) and are sufficient for the purposes for which they are used. The Company has good and marketable title to all such assets, free and clear of all Liens, except as set forth in the Disclosure Schedules.

(ii) All of the assets used by the Company are in good operating condition and repair, ordinary and reasonable wear and tear excepted. All of the buildings, plants, structures and other items of tangible personal property owned or used by Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put. The assets are sufficient for the continued conduct by the Company of its business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Company’s business as currently conducted. All material tangible personal property has been maintained in accordance with normal applicable industry practice and is sufficient for the purposes for which it is used. The Company has not received any written notice of any pending or threatened condemnation or similar proceeding affecting any of its assets.

(g) No Violation, Etc. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will (i) violate or conflict with any provisions of the Governing Documents of the Company or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or Seller, or (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or result in the creation of any Lien, security interest, charge or other encumbrance upon the Stock or any of the properties or assets of the Company or Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of the Company.

(h) Consents and Approvals. No Governmental Authorization is necessary in connection with the execution and delivery by the Seller of this Agreement or any of the Seller’s Ancillary Documents or the consummation of the transactions contemplated hereby and no consent of any third party is required in connection with the execution and delivery of this Agreement or any of the Seller’s Ancillary Documents or to consummate any of the transactions contemplated hereby. Seller shall bear all costs and expenses associated with obtaining any such consents or approvals, if required.

(i) Financial Statements. The management prepared balance sheet, income statement and statement of cash flows of the Company as of and for the periods ended December 31, 2022, December 31, 2023 and December 31, 2024 (the “FYE Financial Statements”, and the management prepared balance sheet, income statement and statement of cash flows of the Company as of and for the period ended October 31, 2025 which have been previously provided to Purchaser (the “Interim Financial Statements”) and, together with the FYE Financial Statements, the “Financial Statements”) (i) are accurate, complete and correct in all material respects; (ii) present fairly the financial position and results of operations of the Company, as of the statement dates and for the periods indicated, and (iii) have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), consistently applied throughout and among the periods indicated. The Seller hereby undertakes that, no later than thirty (30) days following the Closing Date, it shall provide to the Purchaser the closing balances, as reflected in the balance sheet and profit and loss report as of the Closing Date. Furthermore, the Seller covenants and agrees to reasonably cooperate with the Purchaser in connection with the preparation of the Company’s audited financial statements, which, for the avoidance of doubt, shall be prepared at the sole expense of the Purchaser.

(j) Absence of Undisclosed Liabilities. Except for (i) liabilities reflected or reserved against on the face of the Financial Statements; (ii) liabilities reflected on Schedule 3(j); and (ii) trade payables incurred in the ordinary course of business consistent with past practices, since the date of the Interim Financial Statements, the Company has incurred no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise, asserted or unasserted, known or unknown), including any guaranty with respect to any obligation, and no existing or prior act, omission, fact or circumstance has resulted in, or to the Company’s Knowledge, will result in the Company having any liabilities.

(k) Operations, Interim Operations and Absence of Certain Changes. Since the date of the Interim Financial Statements, the business of the Company has been conducted only in the ordinary course and consistent with past practice and the Company did not: (i) incur any Indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise) or guarantee any such Indebtedness except in the ordinary course of business; (ii) suffer any damage, destruction or loss of tangible assets, whether or not covered by insurance; (iii) suffer any change in its financial condition, assets, liabilities or business; (iv) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) except in each case in the ordinary course of business; (v) cancel any debts or waive any claims or rights; (vi) make any loans to any shareholder, director, officer, or employee of the Company; (vii) make any change in any compensation arrangement or agreement with any employee, executive officer, director or stockholder; (vii) increase the salary, bonus, compensation or benefits of any kind to any employee, or grant any bonus, severance, benefit or other direct or indirect compensation, or grant any equity or equity-based awards, in each case, to any current or former director, employee, independent contractor or consultant; (viii) hire any new employees or terminate the services of any key employee or officer; (ix) establish, adopt, amend, modify or terminate any Company Employee Benefit Plan or make any change in any compensation arrangement or agreement with any director or stockholder; (x) make any declaration or payment of any dividend or other distribution of the assets of the Company; (xi) make any change in any Material Contract; (xii) make or commit to make any capital expenditure in excess of US$10,000; (xiii) pledge or permit the imposition of any Lien on its assets; (xiv) sell, assign, transfer or otherwise dispose of any of its tangible assets except in the ordinary course of business; or (xv) make any arrangement or commitment by the Company to do any of the acts described in subsection (i) through (xiv) above.

(l) Taxes.

(i) The Company has timely filed with the appropriate governmental agencies all Tax Returns required to be filed, and has timely paid all Taxes, if any, shown to be due on such Tax Returns or otherwise has adequately reserved for in the Financial Statements or paid all other Taxes due, and at the Closing shall have paid or made reserves for all Taxes due and payable through and including the Closing Date. All Tax Returns filed by the Company were true, correct and complete. There are no Liens for Tax upon the Company or its assets.

(ii) All Taxes with respect to the Company that are required to be withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or properly deposited as required by applicable laws.

(iii) The Company has adequately provided for, in its books of account and related records, liability for all unpaid Tax, being current Taxes not yet due and payable. The Company has not been advised that any of its Tax Returns, federal, state or other, has been or is being audited, or of any deficiency in assessment in its federal, state or other taxes.

(m) Compliance with Law, etc. The Company has been, is and as of the Closing will continue to be in compliance, in all material respects, with all applicable Legal Requirements, including without limitation, all requirements imposed by any insurance carrier, or building, zoning, occupational safety and health, pension, environmental control, toxic waste, employment, wage & hour, equal opportunity or similar laws, rules, regulations and ordinances. No event has occurred, or circumstances exist that (with or without the passage of time or the giving of notice) may result in a material violation of, conflict with or failure on the part of the Company to comply with, any law. The Company has not received any written, or, to the Knowledge of Seller, oral notice regarding any violation of, conflict with, or failure to comply with, any law. The execution, delivery, and performance of this Agreement and the Seller’s Ancillary Documents, and the sale, issuance and delivery of the Stock pursuant hereto will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any law.

(n) Litigation, Claims. There are no pending or, to the Company’s Knowledge, threatened claims, actions, suits, proceedings or investigations (collectively, “Proceedings”) by or against the Company or affecting any of its properties or assets or against Seller or against any officer, director, or key employee of the Company in his or her capacity as an officer, director or employee of the Company, nor are there any Governmental Orders against the Company. To the Company’s Knowledge, there is no basis for any Proceeding involving the Company.

(o) Governmental Authorizations. The Company owns, holds, possesses or lawfully uses in the operation of its business all Governmental Authorizations which are required or otherwise necessary for the conduct of its business or for the ownership and use of the assets owned or used by the Company in the conduct of its business, each of which will be in full force and effect on the Closing Date, and each of which is listed on Schedule 3.2(o). Such Governmental Authorizations are valid and in full force and effect and none of such Governmental Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that, with or without the passage of time or the giving of notice, may result in a violation of, conflict with, failure on the part of the Company to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Governmental Authorization. The Company has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Governmental Authorization. The Company is not in default and has not received notice of any claim of default, with respect to any Governmental Authorization.

(p) Real Property. The Company does not own or lease any real property.

(q) Employee Benefit Plans; Employees and Consultants.

(i) Schedule 3.2(q)(i) sets forth a complete list of all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder (“ERISA”), whether or not subject to ERISA), and all other pension plans, stock option, bonus or incentive plans, severance pay policies or agreements, deferred compensation agreements, or any similar benefit or compensation plan, program, policy, contract, arrangement or agreement that are sponsored or maintained by the Company or any member of a Controlled Group or with respect to which the Company or any member of the Controlled Group has made or is required to make payments, transfers or contributions or has any Liability (an “Employee Benefit Plan”). No Employee Benefit Plan is and neither the Company nor any member of the Company’s Controlled Group maintains, sponsors, contributes to or is required to contribute to, or has any Liability under or with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Title IV of ERISA. No other corporation, trade, or business exists which would be treated together with the Company as a single “employer” under applicable Legal Requirements, and no such entity has any Liability as a consequence of at any time being considered a single employer with any other Person under Section 414 of the United States Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder (the “Code”). Each Employee Benefit Plan has been and is currently established, maintained, administered and funded in compliance with its constituent documents and all reporting, disclosure and other requirements of United States and all other laws applicable to such Employee Benefit Plan. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program, and any employee contributions, reimbursements and premium payments withheld from payroll have been timely and fully contributed, reimbursed or paid to the appropriate Employee Benefit Plan as required under the terms of each Employee Benefit Plan and applicable Legal Requirements. The Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or any applicable labor relations or Legal Requirements. The Company has no obligation to provide, and the Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other non-pension benefits to terminated employees, owners or service providers except as may be expressly required by Legal Requirements, including Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) (and for which the beneficiary pays the full premium cost of coverage). For purposes of this Section 3.2(q), the term “Controlled Group” means, collectively, any trade or business (whether or not incorporated) (i) under common control within the meaning of applicable Legal Requirements with the Company or (ii) would, at any relevant time, together with the Company, be treated as a single employer under applicable Legal Requirements, including Section 414 of the Code. The Company has correctly paid, calculated or accrued all employee benefits, including severance, bonuses, paid leave and holiday pay for all employees within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA and the Code. The Company has and is currently in compliance with the requirements, including the notice and continuation coverage requirements, of COBRA, the requirements of the Patient Protection and Affordable Care Act, and the requirements of the Health Insurance Portability and Accountability Act of 1996. The Company has not incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist that could result in the imposition of any such Tax or penalty.

(ii) There are no pending or threatened claims, actions, suits, audits, proceedings, investigations, litigations or other disputes on behalf of or relating to an Employee Benefit Plan (other than routine claims for benefits).

(iii) With respect to each Employee Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-U.S. Plan”), (i) all employer and employee contributions to each Non-U.S. Plan required by Law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (iii) no Non-U.S. Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), and (iv) there are no unfunded or underfunded Liabilities with respect to any Non-U.S. Plan.

(iv) Each Employee Benefit Plan that constitutes in any part a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, has at all times and is currently in compliance with the requirements of Section 409A of the Code so that no amounts under, or paid pursuant to, any such Employee Benefit Plan are or could reasonably be expected to be subject to any Tax under Section 409A of the Code. The Company has no Liability to provide, and no Employee Benefit Plan provides any participant with any right to be grossed up, indemnified, or otherwise reimbursed for any fine, penalty, Tax, or other Liability, including those imposed under Section 4999 or Section 409A of the Code.

(v) Neither the execution, delivery and performance of this Agreement nor the approval or consummation of the transactions contemplated hereby (whether alone or in connection with any other event) could trigger any severance, increased or enhanced compensation or benefits, acceleration of payment or vesting of benefits, or funding of any trusts under any Employee Benefit Plan or otherwise in respect of any current or former employees, independent contractors, and consultants, require a contribution by the Company to any Employee Benefit Plan, limit or restrict the right of Purchaser, the Company, or any of their respective Affiliates to merge, amend, or terminate any of the Employee Benefit Plans or result in the forgiveness of any employee loan.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the contemplated transactions under this Agreement could reasonably be expected to (either alone or in conjunction with any other event) result in any payments or benefits that may be considered “parachute payments” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or that would otherwise (A) not be deductible by the Company, Purchaser or any of their Affiliates under Section 280G of the Code, or (B) cause any “disqualified individual” (as set forth under Section 280G of the Code) to incur any excise Tax under Section 4999 of the Code.

(vii) Schedule 3.2(q)(ii) sets forth a complete and accurate list of (A) all employees, independent contractors, and any other individual service providers of the Company, together with each such individual’s (i) title or position, (ii) primary location, (iii) Fair Labor Standards Act classification (exempt or non-exempt), (iv) date of hire or dates of engagement, (v) current annual salary or rate of pay, (vi) bonus, deferred compensation, commission, and/or any other incentive-based compensation, (vii) the leave status, if any, and anticipated dates of such leave and (B) each contract, commitment, arrangement, or understanding, whether oral or written, relating to the employment of, or the performance of services by, any employee, consultant, or independent contractor. No individual currently classified as an independent contractor should be classified as an employee.

(viii) There are no labor unions presently representing or, to the Knowledge of Seller, engaged in any organizing activity with respect to any Company employee. There has not within the last five (5) years been, there is not presently pending or existing and, to the Knowledge of Seller, there is not threatened any (i) strike, picketing, walk-out, slowdown, lockout, or material work stoppage by Company Employees, (ii) any charge, grievance, or complaint filed by an employee, union or other labor organization with any labor relations board with respect to the Company, or (iii) application for certification of a collective bargaining agent for one or more groups of Company employees.

(ix) The Company is not a party to or obligated with respect to any outstanding contracts or arrangements with current or former employees, agents, consultants, advisers, sales representatives or independent contractors that are not terminable by the Company without penalty on less than 60 days’ notice.

(x) The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

(xi) The Company has paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursement, severance, and other compensation that have come due and payable to its employees, consultants, independent contractors, and other individual service providers pursuant to any Law, contract, or policy of the Company.

(xii) Within the past five (5) years, the Company has not implemented any layoffs that is reasonably likely to implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related Law.

(xiii) For the past five (5) years, there have been no, pending, or threatened in writing, legal proceeding against or affecting the Company concerning employment-related matters or brought by or on behalf of any current or former applicant of the Company and to its Knowledge, the Company has no Liability relating to any employment or employment-related matters. The Company has investigated all sexual harassment, or other discrimination, retaliation or similar policy violation allegations of which it has Knowledge. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Company does not reasonably expect any material liability with respect to any such allegations.

(xiv) To Company’s Knowledge, no current or former Company employee or Company independent contractor is in any material respect in violation of any term of any employment agreement, independent contractor agreement, consulting agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company, in each case, that would reasonably be expected to result in material Liability to the Company.

(r) Insurance. Schedule 3.2(r) sets forth a summary of all fire, casualty, product liability, employment practices liability, business interruption and other insurance policies (“Insurance Policies”) maintained by the Company. The Insurance Policies are sufficient in type and amount to allow the Company to replace any of its material properties which might be damaged or destroyed or sufficient to cover liabilities to which the Company may reasonably become subject, and such types and amounts of other insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, are on a parity with those customarily carried by Persons engaged in the same or similar businesses as the Company. There is no default by the Company, or to the Knowledge of the Company, by any insurance carrier of such policies, or event which could give rise to a default under any such policy.

(s) Certain Payments. Neither the Company nor, to the Knowledge of the Company, any manager, officer, employee or other person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset with respect to the Company that has not been recorded in the books and records of the Company.

(t) Relationships with Related Persons. No Affiliate of Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. No Affiliate of Company or Seller, is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings (including being a party to a contract) or a material financial interest in any transaction with Company, or (ii) engaged in competition with Company with respect to any line of the products or services of Company (a “Competing Business”) in any market presently served by Company (except for the ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market).

(u) List of Accounts. Schedule 3.2(u) sets forth a list of all bank and investment accounts, and all safe deposit boxes, maintained by Company, and a listing of the Persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, authorized to obtain access thereto.

(v) Powers of Attorney. Except as set forth on Schedule 3.2(v) and except for powers of attorney granted to attorneys, accountants or others in connection with matters relating solely to Intellectual Property matters, neither Seller nor Company has granted any written power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in force.

(w) Receivables and WIP. All accounts receivable shall represent, as of the date thereof, valid claims for bona fide, arm’s-length sales of goods or services sold by the Company in the ordinary course of business. All work in process shall represent, as of the date thereof, goods and services in the process of manufacture or performance for which the Company will be able to bill, at normal rates, in the ordinary course of business. The accounts receivable and work in progress reflected in the Financial Statements and recorded in the books and records of the Company as of the Closing Date have arisen or will arise in the ordinary course of business, are not and will not be in dispute with the respective obligors, and are not and will not be subject to any counterclaim or set-off, except to the extent of any provision or reserve set forth in the Financial Statements.

(x) Customers and Suppliers; Accounts Payable. Schedule 3.2(x) sets forth all suppliers that have provided Company with more than US$10,000.00 of goods and services since January 1, 2025 and all customers to whom Company has provided more than US$25,000.00 of goods and services since January 1, 2025 (the “Suppliers and Customers”). The relationships of the Company with its Suppliers and Customers are good commercial working relationships. Except as reflected in Schedule 3.2(x), (i) no supplier is a sole source of supply to the Company, and (ii) none of the Suppliers and Customers has canceled or otherwise terminated, or, to Company’s and Seller’s Knowledge, threatened to cancel or otherwise terminate, its relationship with Company or has, during the last twelve (12) months, decreased materially or threatened to decrease or limit materially, its services, supplies or materials to Company or its usage or purchase of the services or products of Company. Neither Company nor Seller has any Knowledge that any of the Suppliers and Customers intends to cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company or its usage or purchase of the services or products of Company.

(y) Inventories. To the extent the Company has inventory, the inventories of Company are properly reflected in the Interim Financial Statements and are of a quality and quantity saleable in the ordinary course, and the values of the inventories stated in the Financial Statements reflect Company’s normal inventory valuation policies and were determined in accordance with GAAP, consistently applied. Since the date of the Interim Financial Statements, no inventory items have been sold or disposed of except through sales in the ordinary course at profit margins consistent with Company’s experience in prior years, and all sales commitments made for Company’s products are at prices not less than inventory values plus selling expenses and said profit margins.

(z) No Material Adverse Change. Since December 31, 2024, there has not been and there is not threatened, any material adverse change in the financial condition, business, prospects or affairs of the Company or any material physical damage or loss to any of its properties or assets.

(aa) Broker’s or Finder’s Fees. No agent, broker, investment banker, Person or firm acting on behalf of the Company or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

(bb) Disclosure. No representation or warranty by the Seller to Purchaser contained in this Agreement, and no statement contained in the Schedules hereto or any certificate furnished to Purchaser pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading. Each of the representations, warranties and covenants contained in this Section 3.2 shall be deemed to be material to and have been relied upon by Purchaser and shall be binding and enforceable notwithstanding any independent investigation made by Purchaser. Seller acknowledges and agrees that Purchaser is relying on the accuracy and completeness of all such representations, warranties, and covenants, and that Purchaser shall have all remedies available at law or in equity for any breach thereof, regardless of any knowledge or investigation by Purchaser.

ARTICLE IV. Closing Deliveries

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement via electronic exchange of documents (by facsimile or electronic mail transmission), or on such other date as shall be mutually agreed by the parties (the “Closing Date”). The Closing shall be effective as of 12:01 AM EST on the Closing Date. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

4.1 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller:

(i) a closing certificate executed by a duly authorized representative of Purchaser, on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Seller that Purchaser’s representations and warranties to Seller under this Agreement are true and correct as of the Closing Date;

(ii) a signed copy of the Transition Services Agreement in the form attached hereto as Schedule 4.1 (the “TSA”); and

(iii) such additional documents, instruments, certificates, votes and opinions and such other documents, in form reasonably acceptable to the parties hereto, as necessary or desirable to consummate the transactions contemplated herein as Seller may reasonably request.

4.2 Seller’s Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a) the certificate(s) representing the Stock, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer or the books and records of the Company;

(b) a certificate executed by Seller pursuant to which Seller represents and warrants to Purchaser that Seller’s representations and warranties to Purchaser under this Agreement are true and correct as of the Closing Date;

(c) a certificate of the secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser, attaching true and correct copies of the Governing Documents as of the Closing Date;

(d) a good standing certificate issued for the Company by the jurisdiction of its organization and each jurisdiction in which the Company is certified, qualified or registered to do business as a foreign entity, each of which shall be dated not more than thirty (30) days prior to the Closing;

(e) the Closing Statement, signed by the Seller;

(f) a signed copy of the TSA;

(g) an executed employment agreement by each employee of the Company listed on Schedule 4.2(g) in a form satisfactory to Purchaser.

(h) such additional documents, instruments, certificates, votes and opinions and such other documents, in form reasonably acceptable to the parties hereto, as necessary or desirable to consummate the transactions contemplated herein as Purchaser may reasonably request.

4.3 Payment of Closing Outstanding Indebtedness and Company Transaction Expenses. At the Closing, Purchaser shall, out of the Closing Consideration Amount, and as set forth on the Closing Statement, pay and discharge (or cause to be paid and discharged) on behalf of Company and Seller, all Closing Outstanding Indebtedness, and all Company Transaction Expenses set forth on the Closing Statement by wire transfer of immediately available funds pursuant to written instructions delivered to Purchaser by Seller concurrently with the delivery of the Closing Statement. Not less than two (2) business days before the Closing Date, Company and Seller will provide Purchaser with customary pay-off letters from all holders of Closing Outstanding Indebtedness to be so paid (and will make arrangements reasonably satisfactory to Purchaser for such holders to provide to Purchaser recordable form lien releases simultaneously with or promptly following the Closing) and invoices from each Person to whom Company Transaction Expenses are to be paid, in each case, in a form reasonably acceptable to Purchaser.

ARTICLE V. Post-Closing Agreements

(a) Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer the Stock to Purchaser, all on the terms herein contained and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

(b) Restrictive Covenants.

(a) In order to induce Purchaser to enter into this Agreement, and to protect the goodwill and other legitimate business interests of the Company that is being acquired, Seller covenants and agrees as follows: (i) for a period of five (5) years from the Closing Date (the “Non-Compete Period”), Seller shall not, directly or indirectly, for Seller’s own benefit or for the benefit of any other Person, engage in, have any financial or other interest in, or otherwise participate in any manner in any Prohibited Enterprise (as defined below) within the Territory, including but not limited to serving as an owner, partner, shareholder, member, manager, consultant, agent, investor, lender, lessor, supplier, joint venturer or in any similar capacity (except for a passive ownership of less than 1% of the outstanding shares of a publicly traded company); and (ii) for a period of three (3) years from the Closing Date (the “Non-Solicit Period”), Seller shall not, directly or indirectly, for Seller’s own benefit or for the benefit of any other Person: (a) solicit, divert, or attempt to solicit or divert, for the purpose of providing products or services that are competitive with those of the Company, any customer, client, or business entity with whom the Company had a business relationship at any time during the three (3) years prior to the Closing Date; (b) induce, encourage, or attempt to induce or encourage any customer, supplier, vendor, licensee, licensor, franchisee, employee, sales agent, consultant or other Person having a business relationship with the Company to terminate, reduce, or otherwise adversely modify such relationship, or to do business with any competitor of the Company; or (c) solicit for employment, hire, or attempt to hire or solicit any employee, independent contractor, or consultant of the Company, or any individual who was employed or engaged by the Company within the twenty four (24) months prior to such solicitation, for any position with a Competing Business or otherwise induce or attempt to induce any such individual to leave the employ or engagement of Company.

(b) Neither the Purchaser nor the Seller will, at any time, say or cause to propagate any disparaging information about the business being acquired, the other or the other’s Affiliates, or their respective owners, directors, managers, officers, employees or agents. This provision shall not in any way prohibit any party from making true statements that are necessary in order to defend itself in any third-party litigation or as otherwise required by law.

(c) For purposes of this Section the term “Prohibited Enterprise” shall mean any enterprise engaged, directly or indirectly, in providing sales and support services, as a channel partner or value-added reseller for vendors of healthcare information technology products, for managed radiology and imaging applications.

(d) The parties acknowledge and agree that in the event that a party breaches any of the covenants contained in this Section (a “Breaching Party”), the non-breaching party and the intended third party beneficiaries of such covenant (if any) (the non-breaching party and any such third party beneficiaries are referred to together as the “Injured Party”) will suffer immediate and irreparable harm and injury for which the Injured Party will have no adequate remedy at law. Accordingly, in the event that a Breaching Party breaches any of the covenants contained in this Section, the Injured Party shall be absolutely entitled to obtain equitable relief, including without limitation, temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance without the necessity of posting any bond. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Injured Party.

(e) In addition to other remedies contained in this Section to which an Injured Party may be entitled, the Injured Party shall receive attorney’s fees and any other expenses incident to the maintenance of any action to enforce its rights under this Agreement. The passage of the Non-Compete Period or Non-Solicit Period, as applicable, shall be tolled for the Seller during any violation of the associated restrictive covenant by Seller.

(f) The parties acknowledge that each has given to the other good and valuable consideration for the execution of this Agreement and the giving of the restrictive covenants set forth in this Section. The parties further acknowledge and agree that the restrictions set forth in this Section are reasonable and necessary to protect the legitimate business interests of the Purchaser and the business being acquired by the Purchaser, and are reasonable and necessary to protect the goodwill and other value of the business being acquired by the Purchaser and the benefits bargained for by the Purchaser. The Seller expressly waives any claim that such restrictions are unreasonable or unenforceable. The restrictions set forth in this Section are narrowly drawn, are fair and reasonable in time and territory, constitute a material inducement to the Purchaser to consummate the transactions set forth in this Agreement and place no greater restraint upon the Seller than is reasonably necessary to secure the goodwill and other value of the business being purchased by Purchaser as bargained for by the parties under this Agreement.

(g) The intention of the parties is that the provisions of this Section shall be enforced to the fullest extent permissible under applicable Legal Requirements and public policies of each state and jurisdiction in which such enforcement is sought, and that if any provision hereof is found to be unenforceable or requires modification to conform with such Legal Requirements or public policies, such provision shall be deemed automatically modified to the minimum extent necessary to make it enforceable, without affecting the enforceability or impairing the remainder of this Section or this Agreement. The parties further agree that any finding that this Section is not enforceable in one jurisdiction shall not affect the enforceability of this Section in any other jurisdiction.

5.2 Confidentiality. From and after the Closing Date, all information concerning the Company shall be deemed solely the confidential information of Purchaser, and Seller shall deliver to Purchaser all such confidential information, destroy any copies of such confidential information that is in his possession, including confidential information that is part of any summary, analysis or is otherwise incorporated into a third product. Seller shall not use any confidential information, including confidential information retained in their memory, for any reason. Notwithstanding the foregoing, any such information may be used or disclosed (i) when required by applicable Legal Requirements, (ii) if it is publicly available other than as a result of a breach of this Agreement, or (iii) if it is otherwise expressly provided for herein.

5.3 Name Change. On or before the 60th day following the Closing Date, Purchaser shall change the name of the Company to a name that does not contain “Vaso”, “VHC” or any other name that is confusingly similar to the name of Seller or any of its Affiliates and shall provide evidence thereof to Seller.

5.4 IP and IT Records. Seller shall use reasonable commercial efforts to cause Company to reduce to human perceivable form (or in a form that is retrievable in human perceivable form) all Intellectual Property (including without limitation all trade secrets, all Information Technology and all IP and IT Records) used in the conduct by the Company of its business as presently conducted in a manner that is complete and functional as is currently used by Company, as the case may be, and that will permit Purchaser and its Affiliates to use such Intellectual Property and IP and IT Records in the conduct of the Company’s business in the same manner as presently conducted by Company following the Closing, including without limitation allowing reasonably skilled third-party programmers or engineers to maintain or enhance the Intellectual Property, Information Technology and IP and IT Records without the help of any other Person or reference to any other material; provided, however, that such reasonable commercial efforts shall not require Company and Sellers to take any actions, hire any third-parties or expend any resources to cause the Intellectual Property (including all trade secrets, Information Technology and all IP and IT Records) to be compatible, usable or readable with any systems that are used by Purchaser.

5.5 Certain Tax Matters.

(a) All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) shall be equally split by the Seller and Purchaser. The Purchaser shall cause the Company to procure any stock transfer stamps required by, and Company to file on a timely basis all necessary Tax Returns and other documentation with respect to, any Transfer Tax, the expense of which shall be borne by the Seller.

(b) The parties acknowledge and agree that, as a consequence of the transactions contemplated hereby, the taxable year of the Company shall close for U.S. income Tax purposes at the end of the day on the Closing Date, and to the extent applicable Legal Requirements in other taxing jurisdictions so permits, the taxable year of the Company shall close at the end of the day on the Closing Date, and that all such Tax Returns of the Company shall, unless the Purchaser and the Seller agree in writing otherwise, be filed on this basis. The Seller shall provide the Purchaser with drafts of any such Tax Returns for review and comment at least thirty (30) days prior to filing, and shall incorporate any reasonable comments of the Purchaser.

(c) The Seller shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for any taxable year or other Taxable Period beginning before the Closing Date and ending on or before the Closing Date (“Pre-Closing Tax Period”), and items set forth on such Tax Returns shall be treated in a manner consistent with the past practices of the Company with respect to such items (except to the extent such past practices are not more likely than not to be upheld under applicable Legal Requirement). The Seller shall provide the Purchaser with drafts of any such Tax Returns for review and comment at least thirty (30) days prior to filing, and shall incorporate any reasonable comments of the Purchaser.

(d) In the case of any Straddle Period, (a) the amount of any income or withholding Taxes or Taxes based on gross or net receipts, sales or payroll for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (b) in the case of any Taxes other than the Taxes based on or measured by income, receipts or profits earned during a Straddle Period, shall be deemed to be the amount of such Tax for the entire Taxable Period multiplied by a fraction the numerator of which is the number of days in the Taxable Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For purposes of this Agreement, in the case of any Tax credit with respect to Taxes based on or measured by income, receipts or profits relating to a Straddle Period, the portion of such Tax credit which relates to the portion of such Taxable Period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (a) above bears to the total amount of Taxes for such Taxable Period. All such Straddle Period returns shall be prepared by Purchaser, at Purchaser’s sole cost and expense, consistently with the past practice of the Company, unless otherwise required by applicable Law. The Purchaser shall provide the Seller with drafts of any such Straddle Period Tax Returns for review and comment at least thirty (30) days prior to filing, and shall incorporate any reasonable comments of the Seller.

(e) Any refund (including any interest in respect thereof) with respect to Taxes paid by the Company for the Pre-Closing Tax Period received by the Purchaser shall be for the account of the Seller only to the extent such refund (i) is not attributable to the carryback of any loss or other Tax attribute arising in any Taxable Period beginning after the Closing Date, (ii) does not result from any action taken by the Purchaser or the Company on or after the Closing Date outside the ordinary course of business, and (iii) is net of any reasonable out-of-pocket costs or Taxes incurred by the Purchaser or the Company in obtaining such refund. Any such refund to which the Seller is entitled shall be paid to the Seller within thirty (30) days after receipt by the Purchaser or the Company. The parties hereby agree and acknowledge that to the extent deductible for U.S. federal income tax purposes and applicable state and local income tax purposes in a Pre-Closing Tax Period on a more-likely-than-not basis, the Tax deductions associated with the Sellers’ transaction expenses shall be allocated to (and deemed to have been incurred in) the applicable Pre-Closing Tax Periods ending on the Closing Date.

(f) The parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any inquiry, audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Returns, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser shall cause the Company to retain all Tax Returns, schedules, work papers and all material records or other documents relating to Tax Returns of the Company for the first taxable year or period ending after the Closing Date and for all Pre-Closing Tax Periods to the extent possessed until three (3) years after the later of the filing or the due date of the Tax Return. Notwithstanding the foregoing, during such three (3) year period, Purchaser may dispose of any such books and records which are offered in writing to, but not accepted by, the Sellers. For purposes of the preceding sentence, any offer to the Sellers shall be deemed to be adequate if not responded to in writing by the Sellers within ninety (90) days.

(g) The Sellers shall have the exclusive authority to control any inquiry, audit, litigation or other proceeding with respect to Taxes of the Company, discuss matters relating to Taxes with any Tax Authority and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes, in each case, which Taxes related solely to any liability of the Company for Taxes for any Pre-Closing Tax Period and for which the Purchaser Indemnified Parties may be entitled to indemnification pursuant to Section 6.1(a)(iv) (an “Indemnifiable Pre-Closing Tax Matter”); provided, that the Sellers shall not, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any Indemnifiable Pre-Closing Tax Matter. The Purchaser shall have the right (but not the duty) to participate in the defense of such Indemnifiable Pre-Closing Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Sellers. If the Purchaser elects to participate in the defense of any Indemnifiable Pre-Closing Tax Matter, then (i) the Purchaser shall be entitled to (A) participate fully, without in any way limiting or affecting the Sellers’ exclusive right to control the defense of such Indemnifiable Pre-Closing Tax Matter, in the conduct of such Indemnifiable Pre-Closing Tax Matter, including participating in all conferences and attending all meetings with the relevant Tax Authorities, and (B) consult with the Seller, at its own expense, regarding any such Indemnifiable Pre-Closing Tax Matter, and the Seller shall consider in good faith any suggestions made by the Purchaser, (ii) the Seller shall provide the Purchaser with a copy of all documents (or portions thereof) relating to such Indemnifiable Pre-Closing Tax Matter, and (iii) the Seller shall allow Purchaser to consult with the Seller regarding the conduct of or positions taken in any such proceeding regarding any such Indemnifiable Pre-Closing Tax Matter.

(h) The Purchaser shall promptly forward to the Seller all written notifications and other written communications from any Tax Authority received by the Purchaser or Company relating to any Indemnifiable Pre-Closing Tax Matter. The failure to give the Seller such written notice shall not affect the indemnification rights of the Purchaser Indemnified Parties under Article VI with respect to such matter except to the extent such failure to provide such written notice materially prejudiced the ability of the Seller to contest any claim arising from such Tax audit or other proceeding.

(i) The Purchaser agrees that it will not amend or cause to be amended any Tax Returns of or with respect to the Company applicable to Pre-Closing Tax Periods or with respect to any Tax for which the Seller may be responsible under this Agreement, or take any position, make any election or adopt any method inconsistent with the positions taken, elections made or methods used in or with respect to any such Tax Returns which would have an adverse effect on the Seller unless any Legal Requirement requires the Purchaser or any of its Affiliates to retroactively make such amendment, election or adoption; provided, however, that the Purchaser may make such amendment, election or adoption if the Seller does not reimburse the Purchaser for any incremental Taxes, penalties, or interest resulting from such amendment, election, or adoption within thirty (30) days of written notice from the Purchaser.

5.6 Powers of Attorney. Any and all powers of attorney relating to Tax matters concerning the Company shall be terminated with respect to the Company as of the Closing Date.

5.7 Certain Employee Matters.

(a) Seller and its Affiliates (other than the Company) shall assume and/or retain the sponsorship of and be solely responsible for all Liabilities relating to or at any time arising under or in connection with or pursuant to any Employee Benefit Plan, or any other benefit or compensation plan, program, policy, agreement, or arrangement of any kind at any time maintained, sponsored, or contributed to or required to be contributed to by Seller or any of its Affiliates (including the Company) or under or with respect to which Seller or any of its Affiliates (including the Company) has any Liability, including any claims that are incurred but not yet reported under any group health or welfare plan that is self-funded.

(b) Prior to the Closing Date, Seller shall take all actions necessary or appropriate to cause all employees of the Company to be fully vested in their account balances under any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, and Seller shall make to such plan all employer contributions that would have been made if the transactions contemplated by this Agreement had not occurred (and regardless of any hours or end of year service requirements) but pro-rated for the portion of the plan year ending on the Closing Date.

(c) Seller and its Affiliates (other than the Company) shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9).

(d) Prior to the Closing Date, Seller shall provide the following to each Company employee (as applicable): a pro-rata cash bonus under any Employee Benefit Plan that provides for bonuses, payable as if the target goals had been achieved and without reduction for any subjective adjustments.

(e) Seller agrees that any Company employees who (i) as of the Closing Date are receiving or entitled to receive short-term disability benefits under any Employee Benefit Plan and who subsequently become eligible to receive long-term disability benefits, or (ii) as of the Closing Date are receiving or entitled to receive long-term disability benefits under any Employee Benefit Plan, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under an Employee Benefit Plan assumed and retained by Seller that is a long-term disability plan unless and until such individual is no longer disabled.

(f) Nothing in this Section 5.7 shall give any Person, other than the parties hereto, any right to enforce the provisions of this Section 5.7. Nothing in this Section 5.7 is intended to create, terminate, modify for any purpose or amend any Employee Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement or to limit the ability of Purchaser or any of its Affiliates (including, following the Closing, the Company) to amend, modify or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement at any time.

(g) Effective as of the Closing Date, the individuals listed on Schedule 3.2(q)(ii) (the “Company Employees”) shall be separated from employment from the Company and Netwolves Network Services, LLC (“Netwolves”) and will cease participation in all Seller’s and Netwolves’ Employee Benefit Plans except as required for Seller to fulfill its obligations under Section 5.7 or as required under applicable Legal Requirements, including COBRA. On or before the Closing Date, the Purchaser shall provide written offers of employment to the Company Employees for employment effective as of the first business day following the Closing Date.

ARTICLE VI. Indemnification

(a) Survival of Representations and Warranties. With the exception of (i) the Fundamental Representations, which shall survive the Closing until the date sixty (60) days following the expiration of the applicable statute of limitations, the representations and warranties of the parties to this Agreement shall survive Closing for a period of eighteen (18) months, unless the party entitled to indemnification under this Article VI (an “Indemnified Party”) has, prior to such expiration date, provided a Claim Notice, in which case the relevant survival period of the representations and warranties applicable to an Indemnification Claim referred to in the Claim Notice shall be extended automatically to include any time period necessary until all claims with respect to such Indemnification Claim shall have been finally settled, decided or adjudicated. The covenants contained in this Agreement shall survive Closing according to their terms.

6.1 Indemnification.

(a) Subject to the limitations and restrictions in this ARTICLE, from and after the Closing Date, Seller (the “Indemnifying Party”) shall, indemnify, defend and hold Purchaser, the Company, each of their Affiliates and each of their respective directors, officers, employees, Affiliates, stockholders, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses that any of the Indemnified Parties may incur or sustain (whether or not instituted by a third party), or to which any of the Purchaser Indemnified Parties may be subjected, arising out of or in connection with:

(i) any inaccuracy or misrepresentation in or breach of the representations, warranties, covenants or agreements made by the Company or Seller in this Agreement;

(ii) any failure by the Company or Seller to perform or comply with any covenant or agreement applicable to it or them contained in this Agreement and required to be performed as of or prior to the Closing;

(iii) any claim asserted or held by any current, former or alleged securityholder of the Company, Seller other Person: (A) relating to this Agreement; or (B) alleging any ownership of, interest in or right to acquire any interests, phantom share units or interests, or securities, of the Company; or (C) alleging the right to receive any amount or having any right other than the right to receive the amount set forth in the Closing Statement;

(iv) any  and all Taxes (or the nonpayment thereof) (including Losses arising out of, in connection with or incident to the determination, assessment or collection of any Tax or a Tax claim) of (i) the Seller or, (ii) the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or portion of any Straddle Period ending on or before the Closing Date, and any reasonable out-of-pocket costs and expenses to defend against or resolve any claim by a Taxing Authority involving liability for Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or portion of any Straddle Period ending on or before the Closing Date; and

(v) From and after the Closing Date, Purchaser agrees to indemnify, defend and hold the Seller, its Affiliates and each of their respective directors, officers, employees, Affiliates, stockholders, agents, representatives, successors and assigns (“Seller Indemnified Parties”), harmless from and against any and all Losses that any of the Seller Indemnified Parties may sustain (whether or not instituted by a third party), or to which any of the Seller Indemnified Parties may be subjected, arising out of or in connection with (i) any inaccuracy or misrepresentation in or breach of (or an alleged breach arising from an allegation by a third party that, if true, would be a breach of) the representations or warranties made by Purchaser in this Agreement or (ii) any failure by Purchaser to perform or comply with any covenant or agreement contained in this Agreement.

(b) The parties acknowledge and agree that if the Company suffers, incurs or otherwise becomes subject to any Losses as a result of, or in connection with, any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as an Indemnified Party) Purchaser shall also be deemed, by virtue of its ownership of the Company, to have incurred Losses as a result of and in connection with such inaccuracy or breach; provided, that to the extent the Company is reimbursed or indemnified for such Losses, through insurance or otherwise, then such reimbursement or indemnification shall be taken into account in determining the amount of any such Losses, it being agreed that this Section 6.1 is not intended to result in a double recovery.

(c) Following the Closing, none of the Company, Purchaser, any of their respective Affiliates or any of the directors, officers, employees or contractors of any of the foregoing, shall have any Liability to the Seller or any other Person as a result of any inaccuracy or misrepresentation in or breach of the representations or warranties made by, or a breach of any covenant or agreement made by, the Company or the Seller in this Agreement or any of the Transaction Documents. The Seller shall not have any right of indemnification or contribution against the Company, Purchaser, any of their respective Affiliates nor any of the directors, officers, employees or contractors of any of the foregoing, on account of any event or condition of the Company occurring or existing prior to or on the Closing Date. In furtherance of the foregoing, effective as of the Closing, the Seller hereby unconditionally and irrevocably forever releases and discharges the Company, Purchaser, their respective Affiliates and each of their respective representatives, agents, officers, directors, employees and contractors from any and all promises, agreements, Liabilities or Losses of any nature whatsoever, which the Seller now has, has had, or may hereafter claim to have had, whether now known or unknown, fixed or contingent, against such Person by reason of any matter, fact or circumstance arising at any time on or prior to the Closing Date and in any way relating to the Company, provided that the foregoing shall not affect any claim that the Seller may have under this Agreement or the Transaction Documents except that in no event shall the Seller have any right to seek indemnification or contribution from the Purchaser or the Company for any Losses of Purchaser that are indemnifiable by Seller under this Article.

(d) For purposes of this Article only, when determining the amount of Losses suffered as a result of any breach or inaccuracy of a representation or warranty, or any failure to perform or comply with any covenant or agreement, any representation, warranty, covenant or agreement given or made by the Company or the Seller that is qualified or limited in scope as to “materiality”, “Material Adverse Effect”, “in all material respects” or similar qualifications limiting the scope of such representation, warranty, covenant or agreement, shall be deemed to be made or given without such qualification or limitation; provided that, any such qualification or limitation shall be taken into account for purposes of determining whether any such breach, inaccuracy or failure has occurred.

6.2 Limitations on Indemnification. Notwithstanding any provisions of this Article VI to the contrary:

(a) except in respect of Fundamental Representations or fraud the aggregate liability of the Indemnifying Party for any Losses arising out of Section 6.1(a)(i) (except for Losses as described in clause (ii) below) shall not exceed an amount equal to ten percent (10%) of the Aggregate Consideration; and (ii) the aggregate liability of the Indemnifying Party for any Losses arising out of Section 6.1(a)(i) with respect to the IP Representations and any claims made by any employees or Governmental Authority following the Closing Date with respect to any Pre-Closing Tax Period for any type of compensation or benefits, shall not exceed an amount equal to fifteen percent (15%) of the Aggregate Consideration;

(b) except in respect of fraud, the aggregate liability of the Indemnifying Party for any Losses arising out of: (i) Section  6.1(a)(i) due to a breach of a Fundamental Representation, and (ii) Section 6.1(a) (other than Section 6.1(a)(i) and Section 6.1(a)(iv)), shall not exceed the Aggregate Consideration;

(c) except in respect of Fundamental Representations or IP Representations, and except in respect of intentional fraud, the Indemnifying Party shall not be liable for any Losses arising out of Section 6.1(a)(i) unless and until the aggregate amount of such Losses indemnifiable hereunder exceeds US$ 40,000 (the “Basket”); provided, however, that if the aggregate amount of such Losses exceeds the Basket, then the Indemnifying Party shall be liable for the entire amount of such Losses from the first dollar. For the avoidance of doubt, the above limitations shall not apply with respect to any other basis for indemnification hereunder, whether or not it also constitutes a basis for indemnification under Section 6.1(a)(i);

(d) Nothing in this Agreement shall limit the liability of Seller for Losses resulting from (i) any intentional fraud committed by Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement, or (ii) any intentional fraud committed by the Company, of which Seller had actual knowledge;

(e) subject to the limitations set forth in Sections 6.1 and 6.2, the recourse of the Purchaser Indemnified Parties in respect of indemnification shall be first by offset against the amount of any payments due under the Earnout (“Earn-out Payments”) (if any). Following exhaustion of the Earn-out Payments or in the event there are no Earn-out Payments due, recourse shall be directly from the Seller (by wire transfer of immediately available funds to Purchaser’s designated bank account).

(f) The parties hereto acknowledge and agree that, from and after the Closing Date, the indemnification provisions in this Article VI shall be the sole and exclusive remedy of Purchaser and the other Indemnified Parties with respect to any claim for Losses against the Indemnifying Party for matters arising under this Agreement or any other Transaction Document, whether such claims are based in tort, contract, or otherwise; provided, however, that nothing in this Section 6.2(f) shall limit (i) any right of Purchaser or the other Indemnified Parties to seek and obtain specific performance, injunctive relief, or any other equitable remedies to which they may be entitled, (ii) the right of any Indemnified Party with respect to Losses arising from fraud, or (iii) any remedies that cannot be waived as a matter of applicable law.

6.3 Indemnification Procedures.

(a) If an Indemnified Party has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Losses for which it is or may be entitled to indemnification, compensation or reimbursement under this Article VI or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement or any of the transactions contemplated hereby (an “Indemnification Claim”), the Indemnified Party shall promptly provide written notice of such Indemnification Claim to the Seller (a “Claim Notice”), provided that no delay by the Indemnified Party will relieve the Indemnifying Party from any obligation hereunder, unless, and then solely to the extent that, they are actually and materially prejudiced thereby.

(b) In the event that an Indemnification Claim is made in respect of a matter in respect of which the Indemnified Party has received a third-party claim or demand (including the threat of such), or is served with a complaint, counterclaim or cross-claim in litigation that such Indemnified Party reasonably believes may result in an Indemnification Claim (a “Third Party Claim”), the Claim Notice shall (subject to any applicable confidentiality or privacy restrictions or applicable Law) include the identity of the person or party asserting such claim or demand, provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability except to the extent that such Indemnifying Party demonstrates that the defense of such action is materially and irrevocably prejudiced thereby. The Indemnified Party shall have exclusive and unfettered control over any such Third Party Claim, provided that the Seller shall have the right to receive copies of all pleadings and other material correspondence. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any Third Party Claim without the consent of the Seller or any other Indemnifying Party, provided, however, that any settlement of a Third Party Claim without the written consent of the Seller (which consent shall not be unreasonably withheld, conditioned, or delayed) shall be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such Third Party Claim, absent manifest error.

(c) In the event an Indemnified Party notifies the Seller of any claim for indemnification hereunder, the Seller shall be entitled to in good faith dispute in writing the Indemnifying Party’s liability for, or the amount of, any Losses in respect thereof, within thirty (30) days of the date of its receipt of the relevant Claim Notice (a “Dispute Notice”). The Dispute Notice shall be final and binding upon the Seller, and its delivery shall end the period for delivery of a Dispute Notice (and no further notice shall be permitted on the part of the Seller). Failure to timely deliver a Dispute Notice shall constitute an irrevocable waiver of any right to dispute or contest the Indemnification Claim or the amount of Losses.

(d) An Indemnification Claim shall become an “Agreed Claim” upon the first to occur of the following: (i) execution of a written agreement between Purchaser and the Seller certifying that an Indemnification Claim has become an Agreed Claim, (ii) receipt of a judgment by a Court of competent jurisdiction in favor of a party with respect to an Indemnification Claim, (iii) with respect to any claim or Losses included in the Indemnification Claim as to which the Seller delivers a notice agreeing to such claim or amount of Losses; or (iv) with respect to an Indemnification Claim for which no notice agreeing to such claim or amount of Losses was delivered, in the event that the Seller does not deliver a Dispute Notice within the 30-day period referred to in Section 6.3 (c), in which case the Indemnification Claim shall be deemed an Agreed Claim in its entirety and the Seller shall have no further right to dispute or contest such claim or the amount of Losses.

6.4 General Limitation. No limitation on indemnification in this Agreement (including the survival period set forth in Section 6.1(a) and the caps set forth in Section 6.2, other than clause (d) thereof) shall apply to claims arising out of intentional fraud.

6.5 Tax Treatment of Indemnity Payments. The parties agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Aggregate Consideration for all Tax purposes.

6.6 Right of Set-Off.

In seeking indemnification pursuant to this Agreement, and subject to the limitations stated in this Article VI, a Purchaser Indemnified Party shall have the right to escrow with an independent third party, the amount of any Claim Notice (pending final resolution by mutual agreement or court order) or to set-off the amount of any Agreed Claim owed to Purchaser Indemnified Party against any amount payable by such Purchaser Indemnified Party to Seller pursuant to this Agreement or any of the Transaction Documents, including without limitation the Earn-out Payments. Upon mutual agreement or order of a court of competent jurisdiction, escrowed funds shall be disbursed as so agreed or ordered.

ARTICLE VII. Miscellaneous

(a) Publicity. Except as otherwise required by law, press releases or other public information concerning this transaction shall be made only with the prior agreement of Seller and Purchaser. The parties shall coordinate in good faith regarding the content and timing of a press release to be issued in connection with the signing of this Agreement.

7.1 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and may be delivered by (a) hand delivery, (b) email, (c) by nationally recognized overnight courier, or (d) United States mail (registered or certified, postage prepaid, return receipt requested). Notices shall be deemed given: (i) when delivered in person; (ii) when sent by email, upon confirmation of transmission, provided that if such transmission occurs outside of normal business hours at the recipient’s location, notice shall be deemed given at the start of the next business day; (iii) one (1) business day after being sent by overnight courier; or (iv) three (3) business days after being deposited in the United States mail. Either party may change its notice address by providing notice to the other party in accordance with this Section. All notices shall be addressed as follows:

If to Seller, addressed to:

Vaso Corporation

127 Commercial St., Unit 200

Plainview, NY 11803

Attn:  Jun Ma

   Chief Executive Officer

Email: [***]

With a copy addressed to:

Barley Snyder LLP

126 East King Street

Lancaster, PA 17601

Attn: Kimberly J. Decker, Esq.

Email: [***]

If to Purchaser, addressed to:

Nanox Imaging Ltd.

Ofer Tech Park

94 Shlomo Shmeltzer Road

Petach Tikva

Israel 4970602

Attn: Erez Meltzer Marina Gofman Feler

CEO & Acting Chairman Chief Legal Officer

Email: [***]

[***]

With a copy addressed to:

Meitar | Law Offices

16 Abba Hillel Silver Rd.

Ramat Gan 52506, Israel

Telephone: [***]

Email: [***]

Attention: Elad Ziv, Adv.

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section.

7.2 Expenses. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, accounting, and other professional fees and expenses.

7.3 Confidentiality. Unless consented to by the other party in advance in writing or required by any law, the parties shall keep the existence of this Agreement, the transactions contemplated by this Agreement and the terms and conditions hereof confidential and neither Purchaser nor Company will make, or cause to be made, any disclosure of this Agreement or any of its terms to any Person; provided, however, that from and after the Closing Date, Seller agrees that his consent to disclosure of the change of ownership of the Stock shall not be unreasonably withheld, conditioned or delayed.

7.4 Entire Agreement. This Agreement (including the exhibits and schedules hereto, which are incorporated herein and made a part hereof) and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties as to the matters covered herein and supersedes and replaces any prior or contemporaneous understanding, agreement or statement of intent, in each case, written or oral, including without limitation the letter of intent and other correspondence heretofore exchanged between the parties.

7.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any principles of conflicts of law that would require the application of the laws of any other jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York County, New York, over any action or proceeding arising out of or relating to this Agreement or any other agreements executed in connection with this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.

7.6 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.7 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party.

7.8 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

7.9 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

7.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A party’s transmission of a copy of this Agreement duly executed by that party by e-mail transmission using Adobe Portable Document Format (also known as a PDF file) or any form of electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall constitute effective delivery by that party of an executed copy of this Agreement to the party receiving the transmission.

7.11 No Third-Party Rights. Except as expressly set forth in this Agreement, nothing herein express or implied is intended or shall be construed to confer upon or give any person, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

7.12 Severability. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired. In the case of any such invalidity, illegality or unenforceability, the parties hereto agree to use their best efforts to achieve the purpose of such provision by a new legally valid and enforceable stipulation.

7.13 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

7.15 Schedules. All schedules to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement. All Disclosure Schedules delivered with this Agreement shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement.

7.16 Remedies. The rights and remedies of Indemnified Parties under this Agreement or relating to any of the transactions, whether set forth in this Agreement or under applicable law (including rights and remedies for (x) fraud, intentional misrepresentation or willful misconduct, and (y) breach of covenants, whether to be performed prior to, at or after the Closing) are cumulative and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative. Any limitation or exclusion of remedies in this Agreement shall not apply to claims brought by an Indemnified Party for fraud or breaches of covenants.

ARTICLE VIII. DEFINED TERMS

8.1 “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

8.2 ”Aggregate Consideration” means the sum of the Closing Consideration Amount and Earn-out Payments (if any); provided that, in the case of Earn-out Payments, such amounts shall only be included in the calculation of Aggregate Consideration when such Earn-out Payments have been both earned and paid.

8.3 “Closing Outstanding Indebtedness” means any Indebtedness of the Company for borrowed money, as set forth on the Closing Statement.

8.4 “Company Transaction Expenses” means all expenses of any of Company (prior to the Closing) and Seller incurred or to be incurred in connection with the preparation for and negotiation, execution and consummation of this Agreement, the transactions and actions contemplated hereby to be consummated on or before the Closing Date, and the Closing, including fees and disbursements of attorneys, investment bankers, accountants and other advisors, incentive compensation and bonuses payable to employees and service providers related to the transactions contemplated by this Agreement, incurred or payable by any of Company (prior to the Closing) or Seller and which, in each case, have not been paid as of the Closing.

8.5 “Dollars” or “$” shall refer to United States Dollars.

8.6 “Fundamental Representations” means any of the representations and warranties set forth in Sections 3.2(a) Title to the Shares, 3.2(b) Authority/Enforceability, 3.2(c) Corporate Organization, 3.2(l) Taxes, 3.2(q)(i) Employee Benefit Plans; Employees and Consultants and 3.2(aa) Broker’s or Finder’s Fees.

8.7 “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

8.8 “Governmental Authorization” means any approval, permission, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

8.9 “Indebtedness” as applied to any Person means (a) indebtedness of such Person for borrowed money, including those typically evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all obligations under capital leases, (c) any liability of such Person in respect of letters of credit, (d) all obligations upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course that are in each case not past due), (e) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above, (f) customer deposits, (g) income taxes that are due and payable, (h) amounts payable to officers, directors and shareholders, (i) non-operating liabilities, (j) amounts payable pursuant to any lease of real property and (k) any other contingent or off-balance sheet Liability.

8.10 “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, province, local or foreign, or any agency, instrumentality or authority thereof; or any court or arbitrator (public or private).

8.11 “Governmental Order” means any award, decision, injunction, judgment, order, ruling, subpoena, verdict, writ, decree, stipulation or determination entered by or with any Governmental Authority or by any arbitrator.

8.12 “IP and IT Records” means adequate and current written and electronic records of all Intellectual Property and Information Technology made and utilized by Company (solely or jointly with others) in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format.

8.13 “Information Technology” means (a) computer software, including application software, compilers and tool kits in object (or executable) code and/or (human readable) source code, and related documentation (including without limitation system summaries, system design, flow charts, schematics, functional or technical specifications, logical models, environment annotations, architectures, plans, compilation and build instructions, instructional training course materials and other supporting or programming materials); (b) proprietary computer programming languages and related documentation and materials; (c) data feeds and databases; (d) voice and data circuits, including, by way of example but not of limitation, hubs and routers; (e) telecommunications systems and services; and (f) computer hardware and operating systems.

8.14 “Intellectual Property” means (a) patents and patent applications, including reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations of such patents and patent applications; (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names, together with the goodwill associated with them and applications for, and renewals of, each of them; (c) registered and unregistered copyrights and applications for, and renewals of, copyrights; (d) trade secrets; (e) Internet domain names and Web site/cloud-based content and (f) Information Technology.

8.15 “Knowledge” means, with respect to Company, the actual or constructive knowledge of Seller, or of any director or officer of Company or the Seller, after due inquiry, or knowledge that would have been obtained by such persons after reasonable inquiry and investigation under the circumstances.

8.16 “Law” means any foreign, governmental, federal, state, provincial, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

8.17 “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, Law, ordinance, principle of common law, rule, regulation, statute, treaty, codes, plan, policy or Governmental Order.

8.18 “Liability” means, with respect to any Person, any liability, obligation, encumbrance, Tax, cost, interest, expense, or fee of any kind or nature whatsoever (including, without limitation, court costs and reasonable attorneys’ fees and expenses, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers), and any claim, judgment, lawsuit, damage, loss, deficiency, action, award, penalty, or fine against such Person, in each case, whether known or unknown, asserted or unasserted, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

8.19 “Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

8.20 “Losses” means all Liabilities, losses, claims, Taxes, judgments, amounts paid in settlement, fines, penalties, costs, expenses (including reasonable attorneys’ and other professionals’ fees and costs of investigation) and damages of any kind, including direct, indirect, incidental, consequential, special, exemplary and punitive damages and diminutions in value.

8.21 “Material Adverse Effect” means (a) any change, event, or circumstance (each, an “Effect”) that, individually or taken together with all other Effects, has, or would reasonably be expected to have, a material adverse effect on the business, operations or results of operations, assets (including intangible assets), Liabilities (absolute, accrued, contingent or otherwise), or financial condition of the Company, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such events, changes, or circumstances have a material adverse effect on the Company, taken as a whole, that is materially disproportionate to the effect on other Persons or businesses that operate in the industry in which the Company operates: (i) changes in global, national or regional economic or political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in economic or market conditions, (ii) changes affecting the industry generally in which the Company operates, (iii) the outbreak or escalation of war, hostilities, or terrorist activities in the regions in which the Company operates, (iv) changes in applicable Law or GAAP, (v) the failure, in and of itself, of a party to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (vi) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby; (vii) actions or omissions taken pursuant to the written consent or request of Purchaser. For the avoidance of doubt, the burden of proof that any such event, change, or circumstance is not materially disproportionate shall be on the Seller. In addition, (b) any effect or circumstance that could reasonably be expected to impair or delay the Company’s or Seller’s ability to perform its obligations under this Agreement in any material respect shall constitute a Material Adverse Effect.

8.22 “Material Contract” means any contract or agreement or understanding, whether oral or written, that creates a legally binding obligation, to which Company is a party and which (a) relates to Indebtedness or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of Company, (b) any agreement for the purchase of supplies, products, or other personal property or assets, or for the receipt of services, the performance of which would reasonably be expected to extend over a period of more than one year or involve consideration from Company in excess of US$25,000, (c) any client or professional services agreements for the provision of services, including any general services, blanket or master agreement, (1) under which there are open payments involving consideration to Company in excess of US$10,000, (2) which would reasonably be expected to extend over a period of more than one year, or (3) which, except for accepted purchase orders, are not terminable by Company without payment or penalty upon notice of 180 days or less, (d) obligates Company not to compete with any material business (excluding in each case customary confidentiality provisions contained in agreements entered into in the ordinary course of business), (e) are employment, severance, or consulting agreements between Company and any of its officers, directors, employees or consultants of Company who are entitled to compensation thereunder in excess of US$50,000 per year, (f) is a lease or sublease of real property, (g) is a lease, sublease or conditional sales agreement involving annual payments in excess of US$25,000 for any machinery, equipment, vehicle or other tangible personal property, (h) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property, in. e ach case requiring payments in excess of US$5,000, (i) is a contract granting any Person a Lien on any of the assets of Company, in whole or in part, (j) is a contract under which Company has granted or received a license or sublicense of Intellectual Property, in each case that is material to the Company (other than off-the-shelf or shrinkwrap software products), (k) is a joint venture or partnership contract or a limited liability company operating agreement, (l) is an Insurance Policy, or (m) is an agreement with Seller or any Affiliate of Seller.

8.23 “Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, other entity, trust or government, or any agency or political subdivision of any government.

8.24 “Straddle Period” means a Taxable Period that begins before the Closing Date and ends after the Closing Date.

8.25 “Tax” and “Taxes” are defined to include all taxes, charges, fees, levies or other assessments imposed by and required to be paid to any federal, state, local or foreign Taxing Authority, including without limitation, income, excise, property, sales, use, transfer, ad valorem, payroll and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any minimum estimated payments or estimated taxes.

8.26 “Transaction Document” means this Agreement, the exhibits, annexes and schedules to this Agreement, together with the all other documents delivered pursuant to the terms hereof.

8.27 “Subsidiaries” means with respect to any Person, any corporation, partnership, association, limited liability company, or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, trust or other business entity, a majority of the partnership or other similar ownership or other interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

8.28 “Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Legal Requirements.

8.29 “Tax Return” is defined as any return, report, information return or other document filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Company or the administration of any laws, regulations or administrative requirements relating to any such Tax.

8.30 “Taxing Authority” means any Governmental Body responsible for the administration, determination, collection or imposition of any Tax.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:

By:	/s/ Erez Meltzer /s/ Ran Daniel
Print Name: Erez Meltzer Ran Daniel
Title:	CEO CFO

COMPANY:

By:	/s/ Jun Ma
Print Name: Jun Ma
Title:	President and CEO

SELLER:

By:	/s/ Jun Ma
Print Name: Jun Ma
Title:	President and CEO

[Signature Page to Stock Purchase Agreement]

32